Exhibit 99.1

California Pizza Kitchen Reports Second Quarter Eighteen Month
Comparable Store Sales Increase of 7.3%; Raises Guidance for Second Quarter to $0.24 - $0.26

    LOS ANGELES--(BUSINESS WIRE)--June 30, 2004--

       Management to Present at the CIBC World Markets Consumer
                      Conference on July 14, 2004

    California Pizza Kitchen, Inc., (Nasdaq:CPKI) announced today that revenues were approximately $102.5 million for the second quarter ended June 27, 2004 versus $87.9 million in the second quarter of 2003. Eighteen month comparable restaurant sales increased approximately 7.3% compared to 3.1% in the second quarter a year ago. Twelve month comparable sales increased 6.6% and 2.3% for the second quarter of 2004 and 2003, respectively.
    On its April 22, 2004 conference call, the Company forecasted a second quarter same store sales increase of approximately 4.0% to 5.0% with a corresponding earnings per fully diluted share in the range of $0.23 - $0.25. Based on second quarter same store sales results, however, management is now comfortable increasing its range to $0.24 - $0.26 per fully diluted share.
    The Company intends to release its second quarter earnings on July 22, 2004 at approximately 4:00 pm EDT with a conference call to follow at approximately 5:00 pm EDT. Management will specifically address full year and third quarter guidance at that time. A webcast of the conference call can be accessed at www.cpk.com.
    The Company also announced today that Co-CEO, Rick Rosenfield and Chief Financial Officer, Sue Collyns will address the investment community at the CIBC World Markets Consumer Conference on July 14, 2004 at 3:30 pm EDT. Interested parties can listen to an audio webcast of the CIBC Conference presentation by going to www.cpk.com. The replay of the presentation will be available by the end of the day and will be archived for thirty days.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $11.84. The chain operates, licenses or franchises 168 restaurants as of June 30, 2004, of which 139 are company-owned and 29 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    CONTACT: California Pizza Kitchen, Inc.
             310-342-5000
             Media: Sarah Grover
             Investors: Sue Collyns